MRCO, LLC

Restaurant Management of Carolina, L.P.

E. W. Huntsville, Limited Partnership

American Hospitality Corporation

East West Enterprises, LLC

Future Restaurants, LLC

August 1, 2012

Via:  Email

XFormity Technologies, Inc.

Xformity, Inc.

Jack Rabin, Indenture Trustee

RE:   Notice of Default

Gentlemen:

Please accept this letter on behalf of myself and a Majority in Interest of the Holders of the Series 2007 Secured 9% Convertible Debentures (“Debentures”) originally issued under that certain Trust Indenture dated January 12, 2006 (“Trust Indenture”) under which Jack Rabin serves as Indenture Trustee.

This letter shall constitute Notice of Default under the Debentures for failure to pay all sums due and owing thereunder on or before the current extended maturity date of July 31, 2012 (“Extended Maturity Date”).

The purpose of this letter is to notify you further that the holders of a Majority in Interest of the Debentures will not agree to further extend the maturity date beyond the Extended Maturity Date.  Nor will the holders of a Majority in Interest of the Debentures agree to any forbearance of their rights upon default by the Companies under the Debentures or collateral documents, including the Trust Indenture and Security Agreement.

/s/ Michael Shahsavari

Michael Shahsavari

/s/ Homayoun Aminmadani

Homayoun Aminmadani – Individually AND

For Management Resources Company

/s/ Farzin Ferdowsi

Farzin Ferdowsi